Exhibit 8.(ee)

Information Sharing Agreement

This Information Sharing Agreement (the “Agreement”), entered into as of November 1, 2009, by and between Royce Fund Services, Inc. (“RFS”) and Protective Life Insurance Company (“Financial Intermediary”), confirms an agreement between the parties for the sharing of transaction information relating to any and all series of The Royce Fund and Royce Capital Fund (each a “Fund”) that may be offered by Financial Intermediary from time to time.

WHEREAS, Financial Intermediary and RFS, Royce & Associates, LLC and/or the Fund have entered into either a Dealer Agreement, Services Agreement, Order Placement Procedures Agreement or similar agreement (each a “Dealer Agreement”) whereby the Financial Intermediary is authorized to receive orders for the purchase, exchange and redemption (“Orders”) of shares of certain of the Funds (“Shares”) on behalf of the Financial Intermediary’s clients (“Clients”);

WHEREAS, “Clients” shall also refer to (i) the beneficial owner of Shares, whether the Shares are held directly or by the Financial Intermediary in nominee name, (ii) participants in qualified employee benefit plan or plans (each a “Plan”) notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by the Financial Intermediary; and

WHEREAS, RFS has requested that Financial Intermediary enter into this Agreement with respect to the implementation and compliance with SEC Rule 22c-2 under the 1940 Act.

NOW THEREFORE, in consideration of the mutual premises herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Agreement to Provide Information.  Financial Intermediary agrees to provide to RFS or its designee, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Clients of the account.  Financial Intermediary also agrees to provide the number of shares, dollar value, date, name or other identifier (including broker identification number) of any investment professional(s) associated with the Client(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Financial Intermediary during the period covered by the request.  Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought.  RFS or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Unless otherwise specifically requested by RFS or its designee, this section shall be read to require Intermediary to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

For purposes of this Agreement, the term “Client-Initiated Transaction” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract into or out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) pursuant to a Contact death benefit as a one-time step-up in Contract value; (iv) to allocate assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; (v) as pre-arranged transfers at the conclusion of a required free look period; (vi) automatically pursuant to a contractual or systematic program or enrollments such as a transfer of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (vii) as a result of any deduction or charge of fees under a Contract (viii) within a contract out of a Fund as a result of scheduled withdrawals or surrenders from a contract; or (ix) as a result of payment of a death benefit from a Contract.

Financial Intermediary agrees to transmit the requested information that is on its books and records to RFS or its designee promptly, but in any event not later than ten (10) business days, or as otherwise agreed to by the parties, after receipt of a request.  If the requested information is not on the Financial Intermediary’s books and records, Financial Intermediary agrees to (i) provide or arrange to provide to the Fund the requested information pertaining to shareholders who hold accounts with an indirect intermediary; or (ii) if directed by RFS, block further purchases of Shares from such indirect intermediary.  In such instance, Financial Intermediary agrees to inform RFS whether it plans to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to RFS should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

2.                                       Limitations on Use of Information.  RFS agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Financial Intermediary.

3.                                       Agreement to Restrict Trading.  Financial Intermediary agrees to execute written instructions from RFS to restrict or prohibit further purchases (including shares acquired by exchanges) of Shares by a Client that has been identified by RFS or its designee as having engaged in transactions in the Shares (directly or indirectly through the Intermediary’s account) that violates policies established by the Fund.

4.                                       Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the Client(s) or account(s) or other agreed upon information to which instruction relates.

5.                                       Timing of Response.  Financial Intermediary agrees to execute instruction as soon as practicable, but not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of the instructions by the Intermediary.

6.                                       Confirmation of Financial Intermediary.   Financial Intermediary must provide written confirmation to RFS that instructions have been executed.  Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

7.                                       Dealer Agreement.  All of the provisions of the Dealer Agreement by and between RFS, Royce & Associates, LLC and/or the Fund and Financial Intermediary shall remain in full force and effect.  To the extent the Dealer Agreement and this Agreement are inconsistent, this Agreement shall govern.

8.                                       Term.  This Agreement shall remain in effect until such time as the Dealer Agreement has been terminated and is no longer in effect between the two parties.  Notwithstanding the foregoing, the provisions of Sections 1, 2 and 3 shall survive termination of this Agreement for at least 60 days after the termination date.

9.                                       Assignment.  There may be no assignment (as defined in the 1940 Act) of this Agreement without the consent of the other party.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

Royce Fund Services, Inc.		Protective Life Insurance Company

By:		By:
Name:	John D. Diederich	Name:	John R. Sawyer
Title:	President	Title:	Vice President and Managing
Director - Annuities

Royce Fund Services, Inc.

Post contract implementation for Rule 22c-2 Agreements

22c-2 Operations Contacts and Operational Overview

Royce Fund Services, Inc. (“RFS”) as distributor for The Royce Fund and Royce Capital Fund will be taking a risk based approach to oversight of frequent trading under SEC Rule 22c-2. By a “risk based” approach we mean that we will monitor accounts for activity that exceeds certain thresholds and when certain trigger conditions are met we will request information from you.

RFS Operational Contacts:

Bruno Lavion	bruno@roycefunds.com
Director of Mutual Fund Operations	212-508-4570

Trading Review

Level 3 Dealers:

RFS will use transaction data from transfer agent records for review.  We may require additional information such as Taxpayer Identification Number (TIN) on specific accounts under review and will work with you to obtain this.

Broker/Dealer Omnibus:

For broker dealers providing enhanced sales reporting data with similar information to the DTCC Standardized Data Reporting, RFS will use those daily files for review.  We may require additional information (such as TIN) on specific accounts under review if not provided on the sales reporting files.

TPA and Other Omnibus Accounts:

RFS will be using DTCC’s Standardized Data Reporting and other existing links to request and receive trade level detail required to meet our review obligations.  For super-omnibus accounts, we may request daily files to get plan level detail.  All other requests will be made based on our risk based review model.

Actions as a Result of Review

RFS will advise intermediary of any accounts that are subject to warning or restriction from further activity.

Please complete and return this page by fax to RFS at:

212-832-8921

Intermediary Operational Contact for 22c-2

Please advise contact information for:

Date:	November 1, 2009

Intermediary Name:	Protective Life Insurance Company

Post Contract Implementation of Data File Requests:

Name:	Julena Johnson

Phone:	(205) 268-6052

E-Mail:	julena.johnson@protective.com

Ongoing Contact for Warnings, Restrictions, etc:

Name:	Julena Johnson

Phone:	(205) 268-6052

E-Mail:	julena.johnson@protective.com